Exhibit 10.01

RETENTION INCENTIVE AGREEMENT

This Retention Incentive Agreement is made and entered into as of this 30th day of April, 2008 (the “Effective Date”), by and between FBR Capital Markets Corporation (the “Company”) and Richard J. Hendrix (“Executive”).

1.	Within two (2) business days after the Effective Date, subject to terms and conditions of this Agreement, the Company will make a one-time special cash retention incentive payment to Executive in the amount of $1,700,000 in an effort to ensure Executive’s continued service in the capacity of President and Chief Operating Officer of the Company. This incentive payment is not intended to, and shall not, be deducted from or in any way impact any performance bonus or other compensation payable to Executive under any incentive bonus plan, program or arrangement that is or has been adopted by the Compensation Committee of the Board of Directors of the Company, including but not limited to the existing 2008 executive performance bonus plan that has previously been adopted by the Compensation Committee of the Board of Directors.

2.	The incentive payment described above is a discretionary incentive based on the Board’s recognition of Executive’s performance and its expectation that Executive will continue capably to perform his duties as President and Chief Operating Officer.

3.	If Executive voluntarily resigns from the Company, other than for “Good Reason” as defined in that certain Employment Agreement by and between the Company and Executive dated April 30, 2008 (the “Employment Agreement”), prior to the first anniversary of the Effective Date, the entire cash retention incentive shall immediately become due for repayment by Executive to the Company.

4.	If Executive is involuntarily terminated by the Company for “Cause” (as defined in the Employment Agreement) prior to the first anniversary of the Effective Date, the entire cash retention incentive shall immediately become due for repayment by Executive to the Company.

5.	If Executive dies or become permanently Disabled (as defined in the Employment Agreement) prior to the first anniversary of the Effective Date, no portion of the cash retention incentive shall be repayable.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

FBR CAPITAL MARKETS CORPORATION

By:	/S/ ERIC F. BILLINGS
	Name:	Eric F. Billings
	Title:	Chief Executive Officer

EXECUTIVE

Signature:	/S/ RICHARD J. HENDRIX
Richard J. Hendrix